As filed with the Securities and Exchange Commission on February 3, 1997.



                                                       Registration No. 33-52297

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         POST-EFFECTIVE AMENDMENT NO. 2
                                   TO FORM S-3
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                TEREX CORPORATION
             (Exact name of Registrant as specified in its charter)

           Delaware                         3537                34-1531521
 (State or other jurisdiction   (Primary standard industrial (I.R.S. Employer
incorporation or organization)   classification code number) Identification No.)

                               500 Post Road East
                           Westport, Connecticut 06880
                                 (203) 222-7170
                   (Address, including zip code, and telephone
                  number, including area code, of Registrant's
                          principal executive offices)

                            Marvin B. Rosenberg, Esq.
                                TEREX CORPORATION
                               500 Post Road East
                           Westport, Connecticut 06880
                                 (203) 222-7170
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies To:
                 Robinson Silverman Pearce Aronsohn & Berman LLP
                           1290 Avenue of the Americas
                            New York, New York 10104
                        Attention: Stuart A. Gordon, Esq.
                               Eric I Cohen, Esq.

                Approximate date of commencement of proposed sale
            to public: From time to time after the effective date of
                          this Registration Statement.
            If the only securities being registered on this form are
                 being offered pursuant to dividend or interest
              reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]_________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                242,684 Warrants
                                3,900,000 Shares

                                TEREX CORPORATION
                 Common Stock Purchase Warrants and Common Stock
                         -------------------------------

This Prospectus relates to the registration of (i) 242,684 common stock purchase warrants (the "Series A Warrants") exercisable for shares of common stock, par value $.01 per share (the "Common Stock"), of Terex Corporation (the "Company") and (ii) the shares of Common Stock (the "Warrant Shares") which have been previously issued or are issuable upon exercise or redemption of the Series A Warrants. The Series A Warrants were issued by the Company, together with 1,200,000 shares of the Company's Series A Cumulative Redeemable Convertible Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), in a private placement effected on December 20, 1993. All of the Series A Warrants and Warrant Shares are being registered for resale by the holders thereof and their successors, assigns and transferees (the "Selling Security Holders"). See "Selling Security Holders." The Warrant Shares are also being registered for their issuance to persons who acquire the Series A Warrants after the date hereof upon their exercise of the Warrants. The Company will not receive any of the proceeds from the resale by the Selling Security Holders of the Series A Warrants or the Warrant Shares. The Company will receive proceeds of $.01 per Warrant Share issued upon exercise of the Series A Warrants.

The Series A Warrants are exercisable until 5:00 p.m., New York time, on December 31, 2000 (unless earlier redeemed). As of the date of this Prospectus, each Series A Warrant will entitle the holder to purchase, at an exercise price of $.01 per share, 2.41 Warrant Shares (the "Warrant Ratio"). The Company has reserved 3,820,587 shares of Common Stock for issuance upon exercise of the Series A Warrants, being the maximum number of shares that will initially be issuable. The Warrant Ratio is also subject to adjustment upon the occurrence of certain dilutive events. See "Description of Securities -- Warrants."

The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "TEX." On January 31, 1997, the closing price of the Common Stock on the NYSE was $9.875 per share. The Warrant Shares have been approved for listing on the NYSE, subject to issuance.

Prior to this offering, there has been no public market for the Series A Warrants. The Company does not intend to list the Series A Warrants on any securities exchange or to seek approval for quotation of the Series A Warrants through any automated quotation system. There can be no assurance that an active market for the Series A Warrants will develop.

The Selling Security Holders directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Series A Warrants and Warrant Shares from time to time on terms to be determined at the time of sale through customary brokerage channels or private sales at market prices then prevailing or at negotiated prices then obtainable. To the extent required, the specific Series A Warrants or Warrant Shares to be sold, names of the Selling Security Holders, purchase price, public offering price, the names of any such agent, dealer or underwriter, amount of expenses of the offering and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. Each of the Selling Security Holders reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Series A Warrants or Warrant Shares made directly or through agents.

See "Plan of Distribution" for indemnification arrangements among the Company and the Selling Security Holders.

For a discussion of certain matters which should be considered by prospective investors, see "Risk Factors."

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                     PASSED UPON THE ACCURACY OR ADEQUACY OF
                       THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is February 3, 1997.

Special Note Regarding Forward Looking Information

         Certain information in this Prospectus includes forward looking statements regarding future events or the future financial performance of the Company that involve certain risks and uncertainties discussed in "Risk Factors." In addition, the Company's expectations are predominantly based on what it considers key economic assumptions. Construction and mining activity are sensitive to interest rates, government spending and general economic conditions. Some of the other significant factors for the Company include foreign currency movements, political uncertainty in various areas of the world, pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effects of changes in laws and regulations, employee relations and other factors. Actual events or the actual future results of the Company may differ materially from any forward looking statement due to such risks, uncertainties and significant factors.

AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a Web site containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address for such Web site is http://www.sec.gov.

         The Company's Common Stock is listed on the NYSE and reports, proxy statements and other information concerning the Company may also be inspected at the NYSE.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Series A Warrants and Warrant Shares offered hereby. This Prospectus, which constitutes a part of the Registration statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each statement is qualified in its entirety by reference to the full text of such contract or document. For further information with respect to the Company and the Series A Warrants and Warrant Shares offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof, which may be inspected and copied at the public reference facilities of the Commission referred to above.

         The Company furnishes stockholders with annual reports containing audited financial statements. The Company also furnishes its common stockholders with proxy material for its annual meetings complying with the proxy requirements of the Exchange Act.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents which have been filed by the Company with the Commission are incorporated in this Prospectus by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

          2.  The  Company's   1996  Proxy   Statement  for  Annual  Meeting  of
     Stockholders dated April 5, 1996.

          3. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

          4. The Company's Current Reports on Form 8-K and Form 8-K/A each dated May 9, 1995 and filed with the Commission on May 24, 1995 and August 28, 1995, respectively.

          5. The Company's Current Report on Form 8-K dated November 27, 1996 and filed with the Commission on December 11, 1996.

          6. The Terex Corporation consolidated financial statements and financial statement schedules as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 contained in the Company's Registration Statement on Form S-4 (Registration No. 333-1449), as amended.

          7. The Company's Current Report on Form 8-K dated December 30, 1996 and filed with the Commission on January 10, 1997.

          8. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1995.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such reports and documents.

         Any statement contained herein or in a document which is incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in any subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         This Prospectus incorporates documents by reference which are not presented or delivered herewith. These documents are available upon written or oral request from the Company, without charge, to each person to whom a copy of this Prospectus has been delivered, including a copy of its most recent Annual Report to Shareholders, other than exhibits to those documents. Requests should be directed to Terex Corporation, Attention: Cecilia Neumann, Esquire, 500 Post Road East, Westport, Connecticut 06880 (telephone (203) 222-7170).

                                   THE COMPANY

         Terex is a global provider of capital goods and equipment used in the manufacturing, distribution, mining, construction and infrastructure industries. The Company's operations began in 1983 with the purchase of Northwest Engineering Company, the Company's original business and name. Since 1983, management has expanded the Company's business through a series of acquisitions. In 1988, Northwest Engineering Company merged into a subsidiary acquired in 1986 named Terex Corporation, with Terex Corporation as the surviving corporation. The Company currently operates two business segments: Terex Trucks and Terex Cranes. Terex Trucks, formerly known as the Company's Heavy Equipment Segment, designs, manufactures and markets heavy-duty, off-highway, earthmoving and construction equipment and related components and replacement parts. The Terex Cranes Segment (formerly known as the Mobile Cranes Segment) designs, manufactures and markets mobile cranes, aerial platforms, container stackers and scrap handlers and related components and replacement parts.

         The Terex Cranes Segment was established as a separate business segment as a result of a significant acquisition in 1995. On May 9, 1995, the Company, through Terex Cranes, Inc., a wholly owned subsidiary of the Company, completed the acquisition (the "PPM Acquisition") of substantially all of the shares of PPM, S.A., a societe anonyme, and certain of its subsidiaries ("PPM Europe"), from Potain S.A., and all of the capital stock of Legris Industries, Inc., a Delaware corporation which owned 92.4% of the capital of PPM Cranes, Inc., a Delaware corporation, ("PPM North America" and PPM Europe and PPM North America collectively referred to herein as "PPM") from Legris Industries, Inc. PPM designs, manufacturers and markets mobile cranes and container stackers primarily in North America and Western Europe under the brand names of PPM, P&H (a licensed trademark of Harnischfeger Corporation) and BENDINI. Concurrently with the completion of the PPM Acquisition, the Company contributed the assets (subject to liabilities) of its Koehring Cranes and Excavators and Marklift division to Terex Cranes, Inc. The former division now operates as Koehring Cranes, Inc., a wholly owned subsidiary of Terex Cranes, Inc. ("Koehring"). Koehring manufactures mobile cranes under the LORAIN brand name and aerial lift equipment under the MARKLIFT brand name. Terex Cranes, Inc., PPM and Koehring comprise the Terex Cranes Segment.

         The Company has grown through acquisitions and has had considerable experience in restructuring and operating capital goods manufacturers, particularly in the off-road truck and construction and industrial equipment industries. Following an acquisition, in order to improve profitability, the Company traditionally (i) consolidates manufacturing operations, (ii) adjusts new equipment production capacity to meet the actual level of demand in the marketplace, (iii) reduces corporate overhead and (iv) emphasizes that portion of the business that yields the highest margins, particularly the replacement parts business. More specifically, this strategy involves elimination of marginally profitable or unprofitable product lines, closing underutilized and inefficient plants, liquidating excess inventories and substantially reducing personnel.

     The principal executive offices of the Company are located at 500 Post Road East, Westport, Connecticut 06880 and its telephone number is (203) 222-7170.

Recent Developments

     As part of its strategy to strengthen its capital structure and reduce debt, on November 27, 1996, the Company sold substantially all the assets and liabilities of its worldwide material handling business for an aggregate cash purchase price, subject to adjustments, of $139,500,000. Approximately $70,000,000 of the proceeds from the sale of the Company's material handling business were used to repay indebtedness. In addition, the Company called all of its 1,200,000 shares of Series A Preferred Stock for redemption on January 29, 1997 for an aggregate redemption price of $45,362,772.

                                  RISK FACTORS

         In addition to other matters, prospective investors should carefully consider the following risk factors before making an investment in the Series A Warrants and the Warrant Shares:

Significant Leverage

         The Company is highly leveraged. At December 31, 1996, the Company had approximately $280 million of indebtedness.

         On May 9, 1995, the Company completed the refinancing of substantially all of its outstanding debt (the "Refinancing"). The Refinancing included the private placement to institutional investors $250 million of 13.25% Senior Secured Notes due May 15, 2002 (the "Senior Secured Notes"), repayment of the Company's existing senior secured notes and senior subordinated notes, totaling approximately $152.6 million principal amount, and entry into a new credit facility to replace the Company's existing lending facility in the U.S.

         The substantial leverage has several important consequences, including the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal of, and interest on, its indebtedness, (ii) the covenants contained in the Company's indebtedness impose certain restrictions on the Company which, among other things, will limit its ability to borrow additional funds or to dispose of assets, (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired, and (iv) the Company's ability to withstand competitive pressures, adverse economic conditions and adverse changes in governmental regulations, to make acquisitions, and to take advantage of significant business opportunities that may arise, may be negatively impacted. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon future performance, which will be subject to general economic conditions, its ability to achieve cost savings and other financial, business and other factors affecting the operations of the Company, many of which are beyond its control. The Company has historically sustained significant losses and, prior to the Refinancing, net cash from operating activities was insufficient to meet the Company's debt service requirements, which the Company funded primarily from asset sales. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of such debt, including the new Senior Secured Notes, or to obtain additional financing. However, there can be no assurance tat any refinancing would be possible or that any additional financing could be obtained.

Effect of Future Sales of Common Stock on the Value of the Warrants

         The Company is unable to predict the effect, if any, that any future sales of Common Stock, including the shares of Common Stock covered hereby, will have on the market price of the Common Stock and, therefore, indirectly, the value of the Series A Warrants, prevailing from time to time.

         As of December 31, 1996, Randolph W. Lenz, formerly Chairman of the Board and a Director of the Company, is the beneficial owner, directly and indirectly, of approximately 33% of the outstanding Common Stock of the Company. Mr. Lenz currently pledges, and intends to pledge in the future, shares of Common Stock owned by him as collateral for loans. If Mr. Lenz does not pay such loans when due, the pledgee may have the right to sell the shares of Common Stock pledged to it in satisfaction of Mr. Lenz's obligations. The sale or other disposition of a substantial amount of such shares of Common Stock in the public market could adversely affect the prevailing market price for the Common Stock and, therefore, indirectly, the value of the Series A Warrants. Mr. Lenz retired as Chairman of the Board and a Director of the Company on August 28, 1995, and currently serves as a consultant to the Company.

Restrictions on Dividends

         Contractual restrictions exist under the Company's Senior Secured Notes and credit facility which limit the Company's ability to pay dividends on its capital stock. The terms of the Company's Series B Cumulative Redeemable Convertible Preferred Stock (the "Series B Preferred Stock") also limit the Company's ability to pay cash dividends on any class of capital stock of the Company junior to or on a parity with the Series B Preferred Stock. The Company does not plan on paying dividends on the Common Stock in the foreseeable future. In addition, under Delaware law the Company's ability to pay dividends is subject to the statutory limitation that such payment be either (i) out of its surplus (the excess of its net assets over its total liabilities plus stated capital) or (ii) in the event that there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Environmental and Related Matters

         The Company generates hazardous and nonhazardous wastes in the normal course of its operations. As a result, the Company is subject to a wide range of federal, state, local and foreign environmental laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act, that
(i) govern activities or operations that may have environmental effects, such as discharges to air and water, as well as handling and disposal practices for hazardous and nonhazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances. Compliance with such laws and regulations has, and will, require expenditures by the Company on a continuing basis.

Net Operating Loss Carryovers and Other Tax Issues

         The Internal Revenue service (the "IRS") is currently examining the Company's federal tax returns for the years 1987 through 1989. In December 1994, the Company received an examination report from the IRS proposing a substantial tax deficiency based on this examination. The examination report raises a variety of issues, including the Company's substantiation for certain deductions taken during this period, the Company's utilization of certain net operating loss carryovers ("NOLS's") and the availability of such NOL's to offset future taxable income. If the IRS were to prevail on all the issues raised, the amount of the tax assessment would be approximately $56 million plus interest and penalties. If the Company were required to pay a significant portion of the assessment, it could have a material adverse impact on the Company and could exceed the Company's resources. The Company has filed its administrative appeal to the examination report. Although management believes that the Company will be able to provide adequate documentation for a substantial portion of the deductions questioned by the IRS and that there is substantial support for the Company's past and future utilization of the NOL's, the ultimate outcome of this matter is subject to the resolution of significant legal and factual issues. If the Company's positions prevail on the most significant issues management believes that the amounts due would not exceed amounts previously paid or provided; however, even under such circumstances, it is possible that the Company's NOL's could be reduced to some extent. No additional accruals have been made for any amounts which might be due as a result of this matter because the possible loss ranges from zero to $56 million plus interest and penalties and the ultimate outcome cannot presently be determined.

SEC Investigation

         The Securities and Exchange Commission (the "Commission") in March of 1994 initiated a private investigation, which included the Company and certain of its then affiliates, to determine whether violations of certain aspects of the Federal securities laws have taken place. The Company is cooperating with the Commission in its investigation and it is not possible at this time to determine the outcome of the Commission's investigation. During 1996 the Company incurred $0.3 million of legal fees and expenses on behalf of the Company, directors and executives of the Company and their affiliate KCS Industries, Inc. In general, under the Company's by-laws, the Company is obligated to indemnify Officers and Directors, for all liabilities arising in the course of their duties on behalf of the Company. To date, no Officer or Director has had legal representation separate from the Company's legal representation, and no allocation of the legal fees for such representation has been made.

Industry Cyclicality and Substantial Competition

         Sales of products to be manufactured and sold by the Company have historically been subject to substantial cyclical variation extending over a number of years based on general economic conditions.

         The markets in which the Company competes are highly competitive. The Company must remain competitive in the areas of quality, price, product line, ease of use, safety, comfort and customer service. Many of the Company's competitors have greater financial resources than the Company.

Foreign Operations

         The Company's products are sold in over 50 countries around the wold and, accordingly, a substantial portion of the revenues of the Company are generated in foreign currencies, while the costs associated with these revenues are only partially incurred in the same currencies. Consequently, the Company has a net exposure to fluctuations between the U.S. dollar and such foreign currencies, which impacts the financial performance of the Company. Although revenues and costs of the Company may be partially hedged, currency movements will impact the Company's financial performance in the future. In addition, international operations are subject to a number of potential risks, including, among others, currency exchange controls, transfer restrictions and rate fluctuations, trade barriers, the effects of income and withholding tax, and governmental expropriation.


                                 USE OF PROCEEDS

         The Company will receive proceeds of $.01 per Warrant Share issued upon exercise of the Series A Warrants, for an aggregate amount of up to $5,849. The Company will use such proceeds for general corporate purposes. All Series A Warrants and Warrant Shares covered hereby being registered for resale are being so registered for the account of the Selling Security Holders and, accordingly, the Company will not receive any of the proceeds from the resale of the Series A Warrants or Warrant Shares by the Selling Security Holders.

                            SELLING SECURITY HOLDERS


     The following table sets forth certain information, as of February 3, 1997, regarding the Series A Warrants and Warrant Shares held by the Selling Security Holders covered by this Prospectus. The number of Warrant Shares currently issuable upon exercise of each outstanding Series A Warrant is 2.41 for an aggregate number of Warrant Shares issuable upon exercise of the Series A Warrants at December 31, 1996 of 586,074. Because the Selling Security Holders may offer all or some part of the Series A Warrants and Warrant Shares which they hold from time to time pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Series A Warrants or Warrant Shares that will be held by the Selling Security Holders upon termination of this offering. With the exception of Bear Stearns Securities Corp. and Cudd & Co. which own 1.54 percent (1.54%) and 1.04 percent (1.04%), respectively, of the total outstanding shares of common stock of the Company, none of the Selling Security Holders holds more than one percent of the outstanding shares of the Company's common stock as of the date of this Prospectus.

                                                Number of     Number of
                                                Series A       Warrant
Name of Selling Security Holder               Warrants Held  Shares Held

ABRAXAS Partners Limited                            ---          3,133
The Airlie Group, L.P.                              ---         96,400
Aurora Limited Partnerhip.                          ---          1,797
Bear Stearns Securities Corp.                     4,000        195,439
Bel Air Presbyterian Church                       1,800            ---
Daphna Cramer                                       500            ---
Gerald Cramer                                    16,000            ---
CRM Small Cap Value Fund                         15,000            ---
Cudd & Co., c/o Chase Manhattan Bank NA          14,500        103,000
Cumberland Partners                              40,000            ---
The Curtis School Foundation                        788            ---
Armen J. Dekmejian                                  312            ---
Dir Distressed Secs. Fund L.P.                    1,000            ---
Alma Elias                                          ---         36,150
EMANON Partners L.P.                                ---         35,909
Gerlach & Co., c/o Citibank NA                   28,500          1,205
Michael D. Gill, Jr.                                312            ---
GRS Partners III                                    ---          3,588
Hare & Co.                                       25,000            ---
JEFCO, Los Angeles, CA                           33,008            ---
Chris Kanoff                                      1,375            ---
LAD Equity Partners L.P.                         20,000            ---
JEFCO, Jersey City, NJ                           10,000            ---
LEWCO Securities Corp.                            4,500          2,410
Daniel S. Loeb                                      ---          7,230
Claus Motulsky                                      ---          1,086
Neuberger & Berman                               10,000            ---
Nimil R. Parekh                                   1,000            ---
Pilgrim Mid Cap Value Fund                        2,000            ---
Polly & Co.                                         500            ---
Prudential Securities Inc.                        1,000            ---
Joseph J. Radecki, Jr.                            2,000            ---
Robert Riedl                                        ---          2,048
Edward J. Rosenthal                               2,500            ---
Eric Lee Sappenfield                                312            ---
SC Fundamental Value Fund LP                        ---         53,020
David St. Jean                                      ---          2,048
St. Matthew's Parish School - "A Time to Grow"    2,075            ---
M. Brent Stevens                                  1,950            ---
Stonehill Offshore Partners Limited                 ---          7,989
Stonehill Partners L.P.                             ---         48,200
Strome Susskind Inv. Mngmt., L.P.                   ---         58,655
Taft Securities                                     ---         11,150
Westwood United Methodist Church                  1,120            ---
Andrew R. Whittaker                               1,632            ---



         The Series A Warrants and Warrant Shares are being registered for resale solely for the account of the Selling Security Holders. None of the Selling Security Holders and none of their respective officers, directors or stockholders has had any material relationship with the Company within the past three years, except (i) JEFCO is an affiliate of Jefferies & Company, Inc. which was retained by the Company in connection with the offering of the Company's Senior Secured Notes and these Series A Warrants and (ii) certain of the Selling Security Holders are officers and/or employees of Jefferies & Company, Inc.

         It is anticipated that each of the Selling Security Holders named herein will offer and sell the Series A Warrants which may be sold by such person hereunder from time to time in ordinary transactions to or through one or more brokers or dealers in the over-the-counter market or in private transactions at such prices as may be obtainable.

                              PLAN OF DISTRIBUTION

         The Company will issue Warrant Shares upon the exercise of Series A Warrants by Selling Security Holders from time to time through the Expiration Date pursuant to the terms of the Series A Warrants and the Series A Warrants Agreement. The Company will receive proceeds of $.01 per Series A Warrant Share issued upon the exercise of the Series A Warrants. The Company will receive no proceeds from the resale of the Series A Warrants and the Warrant Shares by the Selling Security Holders pursuant to this offering. The Series A Warrants and Warrant Shares offered for resale hereby may be sold from time to time by the Selling Security Holders. Any such distribution of the Series A Warrants or Warrant Shares by the Selling Security Holders, or by transferees or other successors-in-interest of the Selling Security Holders, may be effected from time to time in one or more transactions (which may involve block transactions) on the NYSE or in the over-the-counter market (to the extent that such securities are listed or traded on such markets), in negotiated transactions or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions directly to purchasers or through broker-dealers which may act as agents or principals. Such brokers-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of Series A Warrants and Warrant Shares for which broker-dealers may act as agent or to whom they may sell as principal or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). In addition, any Common Stock covered by this Prospectus that substantially qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Series A Warrants were issued to the original purchasers on December 20, 1993 in a private placement. There is no established trading market for the Series A Warrants. The Company does not intend to list the Series A Warrants on any securities exchange or to seek approval for quotation through any automated quotation system. There is no dealer which is obligated to make a market in the Series A Warrants and, if any dealer or dealers should do so, they may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the Series A Warrants.

         As of the date of this Prospectus, the Company understands that the Selling Security Holders do not have any agreement, arrangement or understanding concerning the distribution of the Series A Warrants and Warrant Shares offered hereby.

         At the time a particular offer of Series A Warrants or Warrant Shares is made, a Prospectus Supplement, to the extent required, will be distributed which will set forth the aggregate amount of Series A Warrants or Warrant Shares being offered, the names of the selling security holders, the purchase price, the amount of expenses of the offering and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from such selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         To comply with certain states' securities laws, if applicable, the Series A Warrants and Warrant Shares will be sold in such states only through brokers or dealers. In addition, in certain states the Series A Warrants and Warrant Shares may not be sold unless they have been registered or qualify for sale in such states or an exemption from registration or qualification is available and is complied with.

         Any broker-dealers who participate in a sale of their Series A Warrants or Warrant Shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by them, and proceeds of any such sales as principal, may be deemed to be underwriting discounts and commissions under the Securities Act.

         Pursuant to the Series A Warrant Registration Rights Agreement, the Company has paid or will pay any and all expenses incident to the performance of such agreement including filing fees, fees and expenses incurred in connection with compliance with the securities or blue sky laws of the applicable states, and fees and disbursements of counsel and independent public accountants for the Company and the reasonable fees and disbursements of one counsel retained by the Selling Security Holders in connection with the Registration Statement. Such expenses are estimated to be approximately $156,000. As and when the Company is required to update this Prospectus, it may incur additional expenses in excess of this estimated amount. Normal commission expenses and brokerage fees, as well as any applicable underwriting discounts or transfer taxes, are payable individually by the Selling Security Holders.

         In the Series A Warrant Registration Rights Agreement, the Company agreed to indemnify and hold harmless, to the extent permitted by law, the Selling Security Holders, the officers, directors, shareholders, agents, affiliates and partners of the Selling Security Holders, any person who participates as an underwriter in the offering and sale of the Series A Warrants and Warrant Shares and any person who controls any of such sellers or any of such underwriters against losses, claims and expenses arising out of any false or misleading statements contained in this Prospectus or the Registration Statement of which it is a part. The Selling Security Holders have agreed to indemnify the Company against certain liabilities and expenses arising out of statements made by them for reliance by the Company in connection with the Registration Statement or this Prospectus.

                            DESCRIPTION OF SECURITIES

         The Company's authorized capital stock consists of 40,000,000 shares of capital stock, $.01 par value, consisting of 30,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of December 31, 1996, 13,239,918 shares of Common Stock, 1,200,000 shares of Series A Preferred Stock (which have been called for redemption on January 29, 1997) and 38,800 shares of Series B Preferred Stock were issued and outstanding.

Common Stock

         Each outstanding share of Common Stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election. Subject to preferences which may be applicable to any outstanding shares of preferred stock, holders of Common Stock have equal ratable rights to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor.

         Holders of Common Stock have no conversion, redemption or preemptive rights to subscribe to any securities of the Company. All outstanding shares of Common Stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors and preferences applicable to outstanding shares of preferred stock. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any outstanding shares of preferred stock.

         The Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director except to the extent otherwise required by Delaware law. The by-laws of the Company provide for indemnification of the officers and directors of the Company to the fullest extent permitted by Delaware law.

         The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services L.L.C., 111 Founders Plaza, Suite 1100, East Hartford, Connecticut 06108.

Warrants

         As of the date of this Prospectus, the Company has outstanding 242,684 Series A Warrants. The following is a summary of the terms and provisions of the Series A Warrants. This summary does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Warrants, which are included as an exhibit to the registration statement of which this Prospectus is a part.

         Term. As of the date of this Prospectus, each Series A Warrant may be exercised by the registered holder thereof for 2.41 shares of Common Stock. The Series A Warrants may be exercised at any time in whole and from time to time in part, at the option of the holder, until 5:00 p.m. New York City time on December 31, 2000.

         A Series A Warrant may be exercised upon (i) surrender of the Series A Warrant certificate at the principal office of the Warrant Agent, with the form of election to purchase on the reverse thereof duly completed and signed and
(ii) payment of the Exercise Price with respect to the Warrant Shares being purchased, payable by certified or bank check to the order of the Company.

         Exercise Price. The Series A Warrants are exercisable for $.01 per Series A Warrant Share in the case of Common Stock and in the case of all other securities issuable upon exercise of the Series A Warrants, for the lowest exercise price permitted by law.

         Adjustments. The Series A Warrants contain certain provisions that protect the holders thereof against dilution in the event of (i) dividends or other distributions of Common Stock, (ii) subdivisions and combinations of outstanding shares of Common Stock, (iii) dividends or other distributions of rights or warrants entitling the holders thereof to subscribe for or purchase, during a period not exceeding 45 days from the date of such dividend or other distribution, shares of Common Stock at a price per share less than the Current Market Price per share of Common Stock, or (iv) issuances by the Company of any Common Stock (or securities convertible into or exercisable for Common Stock) for a consideration per share less than the Current Market Price of the Common Stock on the date of such issuance, subject to certain exceptions. "Current Market Price" per share of the Common Stock on any day means the average of the daily closing prices with respect to the Common Stock for the 30 consecutive trading days ending on such date (or, if such date is not a trading day, on the trading day immediately preceding such date); provided, that if the Common Stock is not publicly traded, the Current Market Price per shall be determined by a nationally recognized investment banking firm selected by the Board of Directors of the Company.

         In addition, if the Company shall declare a dividend or other distribution on its Common Stock that would not cause such an adjustment consisting of (i) securities other than Common Stock, (ii) evidences of its indebtedness, or (iii) assets (including cash dividends or distributions) (collectively, "Assets"), then in each such case adequate provision shall be so that each holder of the Series A Warrants shall receive, without charge, concurrently with the making of such dividend or distribution, the amount and kind of such Assets that such holder would have received if such holder had, immediately prior to the relevant record date, exercised its Series A Warrants.

         On or prior to each day on which an adjustment is to be made, the Company shall promptly direct the Warrant Agent, and the Warrant Agent shall send to each holder, notice of such adjustment and shall deliver to the Warrant Agent a certificate of a firm of independent public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) setting forth the Warrant Shares purchasable upon the exercise of each Series A Warrant and the Warrant Ratio after such adjustment, a brief statement of the facts requiring such adjustment, and the computation by which such adjustment was made.

         Transfer. The Series A Warrant shall be transferable only on the Series A Warrant register maintained by the Warrant Agent, upon delivery thereof, accompanied by a written instrument or instruments of transfer in form reasonably acceptable to the Warrant Agent, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any registration of transfer, the Warrant Agent shall (a) countersign and deliver a new Series A Warrant certificate evidencing the Series A Warrant or Series A Warrants to the persons entitled thereto and (b) cancel the surrendered Series A Warrant certificate.

         Reorganizations. In case of (a) any consolidation or merger of the Company with or into another corporation, (b) the occurrence of any other transaction or event pursuant to which all or substantially all of the Common Stock is exchanged for, converted into, or acquired for, or constitutes solely the right to receive, cash securities, property or other assets (whether by exchange offer, liquidation, tender offer or otherwise) or (c) the sale, lease or other transfer of all or substantially all of the assets of the Company, there shall thereafter be deliverable upon exercise of each Series A Warrant (in lieu of the Warrant Shares theretofore deliverable), at the lowest exercise price permitted by law, the number of shares of stock or other securities or property to which a holder of the Warrant Shares would have been entitled upon such transaction if such Series A Warrant had been exercised in full immediately prior to such transaction.

         No Rights as Stockholders. Nothing contained in any Series A Warrant agreement relating to the Series A Warrants or in any of the Series A Warrants confers upon the holders thereof or their transferees the right to vote or to receive dividends or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

         Reservation  of  Shares;  Governmental  Approvals  and  Stock  Exchange
Listings. The Company shall reserve at all times so long as any Series A Warrants remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the exercise of the Series A Warrants, sufficient Warrant Shares to provide for the exercise of all outstanding Series A Warrants, and take all necessary action so that all Warrant Shares that are issued upon exercise of the Series A Warrants will, upon issuance, be duly and validly issued, fully paid and nonassessable.

         The Company will use its best efforts to (a) obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and to make securities acts filing under federal and state law, that are required in connection with the issuance, sale, transfer and delivery of the Series A Warrant certificates, the exercise or conversion of the Series A Warrants, and the issuance, sale, transfer and delivery of the Warrant Shares issued upon exercise or conversion of the Series A Warrants, and (b) have the Warrants Shares, immediately upon their issuance, listed on such securities exchange on which the Common Stock is then listed.

         The Warrant Agent for the Series A Warrants is ChaseMellon Shareholder Services L.L.C., 111 Founders Plaza, Suite 1100, East Hartford, Connecticut 06108.

Preferred Stock

         The Board of Directors of the Company is authorized to issue up to 10,000,000 million shares of preferred stock, par value $.01 per share, in one or more series, with such designations, powers, preferences and rights of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, the fixing of dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences, in each case, if any, as the Board of Directors of the Company may by resolution determine, without any further vote or action by the Company's stockholders.

     Series A Cumulative Redeemable Convertible Preferred Stock. By resolution adopted December 17, 1993, the Board of Directors of the Company authorized the issuance of a series of preferred stock consisting of 1,200,000 shares, designated Series A Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share, and fixed the terms of such Series A Preferred Stock. The Company called all 1,200,000 shares of Series A Preferred Stock for redemption on January 29, 1997.

         Series B Cumulative Redeemable Convertible Preferred Stock. By resolution adopted January 24, 1994, the Board of Directors of the Company authorized the issuance of a series of preferred stock consisting of 89,800 shares of Series B Preferred Stock, and fixed the terms of such Series B Preferred Stock. As of the date of this Prospectus, there are 38,800 shares of Series B Preferred Stock outstanding. For the complete terms of the Series B Preferred Shares, see the Company's Designation of Preferences and Rights of Series B Cumulative Redeemable Convertible Preferred Stock.

         The registrar and transfer agent for the Series B Preferred Stock is ChaseMellon Shareholder Services L.L.C., 111 Founders Plaza, Suite 1100, East Hartford Connecticut 06108.


                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion summarizes certain Federal income tax consequences to the initial holders of the Series A Warrants and Warrant Shares under existing Federal income tax law, which is subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation that may be relevant to a particular investor in light of his personal investment circumstances or to certain types of investors subject to special treatment under the Federal income tax laws (for example, financial institutions, insurance companies, tax-exempt organizations, broker-dealers, foreign taxpayers, and taxpayers subject to the "straddle" rules of the Internal Revenue Code of 1986, as amended (the "Code")) and it does not discuss any aspect of state, local or foreign tax law. This summary assumes that investors will hold their Series A Warrants and Warrant Shares as "capital assets" (generally, property held for investment) under the Code. Holders are advised to consult their tax advisors as to the specific tax consequences of holding and disposing of the Series A Warrants and Warrant Shares, including the application and effect of Federal, state, local and foreign income and other tax laws.

         This summary is based on the Company's understanding of the Federal income tax laws, which in turn is in part based on discussions with the Company's professional advisers. It is the Company's belief that all material Federal income tax consequences are addressed.

         Upon the exercise of a Series A Warrant, a holder will not recognize gain or loss and will have a tax basis in the Warrant Shares received equal to the tax basis in such holder's Series A Warrant plus the exercise price thereof. Because the Series A Warrants have a minimal exercise price, it is not certain whether a holder will be treated as owning a Series A Warrant or the shares of Common Stock underlying the Series A Warrant for Federal income tax purposes. Holders are urged to consult their tax advisors regarding such possibility. If the Series A Warrants are treated as warrants for Federal income tax purposes, the holding period for the Warrant Shares purchased pursuant to the exercise of a Series A Warrant will begin on the day following the date of exercise and will not include the period that the holder held his Series A Warrant. On the other hand, if the Series A Warrants are treated as Common Stock, the holding period for the Warrant Shares purchased pursuant to the exercise of a Series A Warrant will include the period during which the Series A Warrant was held by the holder. The holding period for the Series A Warrants began on the day following the day they were acquired.

         Upon a sale or other disposition of Series A Warrants or Warrant Shares, a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the holder's tax basis in such Series A Warrants or Warrant Shares. Such a gain or loss will be long-term if the holding period is more than one year. In the event that a Series A Warrant lapses unexercised, a holder will recognize a capital loss in an amount equal to his tax basis in the Series A Warrant. Such loss will be long term if the Series A Warrant has been held for more than one year.

         An adjustment in the exercise price of the Series A Warrants to reflect distributions to holders of Common Stock may, in certain circumstances, be treated as a constructive distribution to holders of Series A Warrants subject to tax as a dividend pursuant to Section 305 of the Code. Although the matter is not entirely free from doubt, adjustments to the Warrant Ratio should not be treated as a constructive distribution.


                                  LEGAL MATTERS

         Certain legal matters in connection with the sale of the Series A Warrants and Warrant Shares offered hereby will be passed upon for the Company by Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York 10104.

                                     EXPERTS

         The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Registration Statement on Form S-4 dated September 30, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined financial statements of P.P.M. S.A. and Legris Industries, Inc. at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer of solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                       -----------------------------------

                                                  Page

Available Information ............................  2

Documents Incorporated by
  Reference ......................................  3

The Company ......................................  4

Risk Factors .....................................  5

Use of Proceeds ..................................  7

Selling Security Holders .........................  8

Plan of Distribution .............................  9

Description of Securities ........................ 10

Certain Federal Income Tax
  Considerations ................................. 13

Legal Matters .................................... 14

Experts .......................................... 14





                                242,684 Warrants
                                3,900,000 Shares

                                       of

                                TEREX CORPORATION
                         Common Stock Purchase Warrants

                                       and

                                  Common Stock







                                ----------------
                                   PROSPECTUS
                                ----------------






                                February 3, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 16. Exhibits

3.1 Certificate of Designation of Preferences and Rights of Series B Cumulative Redeemable Convertible Preferred Stock ("Series B Preferred Stock") of Terex Corporation (incorporated by reference to Exhibit 3.3 to the Form 10-K for the year ended December 31, 1994 of Terex Corporation, Commission File No. 1-10702).

4.1 Warrant Agreement dated as of December 20, 1993 between Terex Corporation and Mellon Securities Trust Company, as Warrant Agent.*

4.2  Form of Series A Warrant.*

5.1 Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP as to legality of securities being registered.*

23.1 Consent of Robinson Silverman Pearce Aronsohn & Berman LLP (included as part of Exhibit 5.1).*

23.2 Consent of Ernst & Young LLP, Independent Auditors (included herewith as page II-4).**

23.3 Independent Accountants' consent of Price Waterhouse LLP (included herewith as page II-5).**

24.1 Power of attorney.*

----------------------------

*        Previously filed.
**       Filed herewith.


Item 17.  Undertakings

         The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Company hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westport, State of Connecticut, on February 3, 1997.

                                         TEREX CORPORATION


                                         By:  /s/ Ronald M. DeFeo *
                                         Ronald M. DeFeo, President, Chief
                                         Executive Officer and Chief Operating
                                         Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment No. 2 on Form S-3 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

          Name                         Title                       Date


/s/ Ronald M. DeFeo *         President, Chief Executive       February 3, 1997
(Ronald M. DeFeo)              Officer, Chief Operating
                               Officer and Director
                               (Principal Executive Officer)

/s/ David J. Langevin         Executive Vice President,        February 3, 1997
(David J. Langevin)            (Acting Principal Financial
                               Officer)

/s/ Joseph F. Apuzzo          Vice President Finance           February 3, 1997
(Joseph F. Apuzzo)             and Controller
                               (Principal Accounting Officer)

/s/ Marvin B. Rosenberg       Senior Vice President,           February 3, 1997
(Marvin B. Rosenberg)          Secretary, General
                               Counsel and Director

/s/ G. Chris Andersen *       Director                         February 3, 1997
(G. Chris Andersen)

/s/ William H. Fike *         Director                         February 3, 1997
(William H. Fike)

/s/ Bruce I. Raben *          Director                         February 3, 1997
(Bruce I. Raben)

/s/ David A. Sachs *          Director                         February 3, 1997
(David A. Sachs)

/s/ Adam E. Wolf *            Director                         February 3, 1997
(Adam E. Wolf)


*By: /s/ Marvin B. Rosenberg
        Marvin B. Rosenberg,
        Attorney-in-fact

                                                                    Exhibit 23.2


               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 22, 1995, in Amendment No. 2 to the Registration Statement (Form S-3 No. 33-52297) and related Prospectus of Terex Corporation for the Registration of 242,684 common stock purchase warrants (the "Series A Warrants") exercisable for shares of its common stock, par value $.01 per share (the "Common Stock"), and the shares of its Common Stock which have been previously issued or are issuable upon exercise or redemption of the Series A Warrants.




ERNST & YOUNG LLP

Greenville, South Carolina
February 3, 1997

                                                                    Exhibit 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated March 22, 1996 (except as to Notes A and B which are as of September 24, 1996) appearing on page F-3 of Terex Corporation's Registration Statement on Form S-4 dated September 30, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus..



PRICE WATERHOUSE LLP

Stamford, Connecticut
February 3, 1997

                                  EXHIBIT INDEX



Item 16. Exhibits

3.1 Certificate of Designation of Preferences and Rights of Series B Cumulative Redeemable Convertible Preferred Stock ("Series B Preferred Stock") of Terex Corporation (incorporated by reference to Exhibit 3.3 to the Form 10-K for the year ended December 31, 1994 of Terex Corporation, Commission File No. 1-10702).

4.1 Warrant Agreement dated as of December 20, 1993 between Terex Corporation and Mellon Securities Trust Company, as Warrant Agent.*

4.2  Form of Series A Warrant.*

5.1 Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP as to legality of securities being registered.*

23.1 Consent of Robinson Silverman Pearce Aronsohn & Berman LLP (included as part of Exhibit 5.1).*

23.2 Consent of Ernst & Young LLP, Independent Auditors (included herewith as page II-4).**

23.3 Independent Accountants' consent of Price Waterhouse LLP (included herewith as page II-5).**

24.1 Power of attorney.*

----------------------------

*        Previously filed.
**       Filed herewith.